UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 26, 2005
INTERMUNE, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

0-29801	94-3296648
(Commission File Number)	(IRS Employer Identification No.)
3280 Bayshore Boulevard
Brisbane, CA 94005
(Address of principal executive offices, including Zip Code)
Registrant’s telephone number, including area code: (415) 466-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement.
     On July 26, 2005, InterMune, Inc. (“InterMune”) entered into Amendment No. 3 (the “Amendment”) to the Data Transfer, Clinical Trial and Market Supply Agreement (the “Agreement”), originally dated as of January 27, 2000, between InterMune and Boehringer Ingelheim Austria GmbH (“BI Austria”), as amended.
     The following is a brief description of the terms and conditions of the Amendment that are material to InterMune:
•	BI Austria has agreed to waive certain of InterMune’s minimum purchase commitments for Actimmune and to reduce certain other minimum Actimmune purchase requirements. With regard to certain minimum purchase requirements in 2007 and thereafter, BI Austria has granted InterMune the option of either taking delivery of Actimmune or paying for the difference between the amount of product actually purchased and the minimum purchase requirement.

•	The Agreement continues to terminate on December 31, 2012. In addition, the Agreement continues to automatically renew for successive four-year periods, unless one party provides other party with written notice of its election not to renew the Agreement. However, the Agreement has been modified to provide that such written notice must be provided 36 months prior to the end of the then-current term of the Agreement. Previously, the Agreement only required 18 months prior written notice.

•	In the event that InterMune’s Phase III clinical trial for idiopathic pulmonary fibrosis and/or InterMune’s Phase III clinical trial for ovarian cancer are positive so as to cause InterMune to decide to proceed with a Biologic License Application, InterMune shall have the option to extend the initial term of the Agreement from December 31, 2012 to a period of time up to December 31, 2021.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERMUNE, INC.
Dated: August 1, 2005	By:	/s/ Daniel G. Welch
Daniel G. Welch
Chief Executive Officer and President